EXHIBIT 10.12
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement’) is made the 23rd day of February, 2004 (the “Effective Date”), by and between Matt Crouse of Eldora, Iowa (“Crouse”) and Lincolnway Energy Cooperative, of Nevada, Iowa, an Iowa cooperative (“Client”).
     WHEREAS, Client intends to develop, finance and construct an ethanol plant in or near Nevada, Iowa (the “Project’); and
     WHEREAS, Crouse has a background in developing and financing ethanol plants and is willing to provide services to Client based on this background.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages Crouse, and Crouse hereby accepts engagement, upon the terms and conditions hereinafter set forth.
     1. Term The Crouse engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon thirty (30) days prior written notice of its intent to terminate this Agreement. Upon termination, neither Client nor Crouse shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which Crouse may be entitled through the date of termination.
     2. Services. Crouse shall serve as the Client’s consultant and shall perform the following duties incident to that service subject to Client’s approval:
a. Consult with the officers and employees of the Client concerning matters relating to the planning and development of a 40 MGY fuel ethanol plant;
b. Provide Project Coordination services, providing management and oversight in the Clients directive to establish a separate ethanol company that will develop, own and operate the production facility; and
c. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Clients personnel similarly engaged.
     It is anticipated Crouse will spend approximately 10 to 50 hours per week in fulfilling his obligations under this Agreement The particular time may vary from day to day or week to week.
     3. Payment Client shall pay to Crouse $1,153.85 per week for service performed hereunder commencing upon the Effective Date. This base payment shall be due each Monday. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that Crouse shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Crouse has not been paid. In addition, if the triggering event has occurred prior to the effective date of his termination, Client shall pay to Crouse the following:
a. Business Plan Bonus. Client will pay to Crouse a success bonus of $20,000 (the “Business Plan Bonus”) due immediately upon the Client’s acceptance of the Business Plan from Crouse as complete.
b. Equity Bonus. Client will pay to Crouse a success bonus of $50,000 (the “Equity Bonus”) upon the receipt by the Client’s escrow bank of at least $15,000,000 in equity sales proceeds on behalf of the Client.
c. Loan Commitment Bonus. Client will pay to Crouse a success bonus of $50,000 (the “Loan Commitment Bonus”) payable upon receipt of the loan commitment and all additional equity and/or subordinated debt required by such loan commitment and Clients acceptance of the loan commitment.
d. Loan Closing Bonus. Client will pay to Crouse a success bonus of $75,000 (the “Loan Closing Bonus”) at the time of execution of the definitive documents defining the Clients senior loan. Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and the Client shall not become liable to pay the amount discussed in this Section 3d if it elects to not accept a loan commitment or close a loan.
     4. Expenses. Client shall reimburse Crouse for all reasonable, ordinary and necessary expenses incurred by Crouse in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at a rate of 37 1 /2 cents per mile or such other rate to which the parties hereto may later agree. However, in no case shall any such expense reimbursements exceed $750 in any single week. Payment for expenses will be paid 14 days after receipt by Client from Crouse of expenses due.
     5. Support Services. Client will provide the following support services for the benefit of Crouse as approved by Client: office space, secretarial support, and office supplies.
     6. Successors and Assigns Bound. This Agreement shall be binding upon the Client and Crouse, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by Crouse of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void.
     7. Relationship of the Parties. The parties understand that Crouse is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Crouse.
     8. Injuries. Crouse acknowledges Crouse’s obligation to obtain appropriate insurance coverage for the benefit of Crouse and his agents. Crouse waives any rights to recover from Client for any injuries that Crouse or his agents, may sustain while performing services under this Agreement resulting from the negligence of Crouse or his agents.
     9. Return of Records. Upon termination of this Agreement, Crouse shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Crouse’s possession or under Crouse’s control and that are Clients property or relate to Clients business.
     10. Waiver. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.
     11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

     12. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows, or such substitute street addresses as the parties may provide in writing:

To Crouse:	Matt Crouse
1801 17th Avenue
Eldora, IA 50627

To Client	Lincolnway Energy Cooperative
Attention: Bill Couser
20408 620th Avenue
Nevada, Iowa 50201
     13. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

MATT CROUSE	LINCOLNWAY ENERGY COOPERATIVE

/s/ Matt Crouse	By:	/s/ Bill Couser

Matt Crouse

	Its:	[Handwritten: 3/24/04]

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